Exhibit 5.1

November 23, 2010

Board of Directors

SRA International, Inc.

4350 Fair Lakes Court

Fairfax, Virginia 22033

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to SRA International, Inc., a Delaware corporation (the “Company”) in the preparation of a Registration Statement on Form S-8 (“Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) on the date hereof. The Registration Statement relates to 11,200,000 shares (the “Shares”) of the Company’s class A common stock, $0.004 par value per share (the “Common Stock”) that may be issued or sold under the SRA International, Inc. 2010 Incentive Plan (the “Plan”).

In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company as we consider necessary to enable us to render this opinion including the Plan, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), the Company’s Amended and Restated By-Laws (the “By-Laws”) and votes of the Board of Directors and stockholders of the Company, as well as made such investigation of matters of fact and law and examined such other documents as we deemed necessary for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all original documents, and the conformity to original documents of all copies.

B The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company or any committees thereof that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E. We have assumed that the form of certificates representing the Common Stock to be issued pursuant to the Plan will conform with the applicable requirements of the general corporation law of the State of Delaware, the Charter and the By-Laws.

F We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, and that there are sufficient authorized but unissued shares of Common Stock available at the time of issuance or sale, we are of the opinion that:

1. upon the issuance and delivery of the Shares, upon the exercise of options granted under the Plan, in accordance with the terms of such options and the Plan, and upon the Company’s receipt of the full exercise price therefor, as determined by the Board of Directors of the Company and as specified in the documents governing such grants and the Plan, the Shares will be validly issued, fully paid and nonassessable, and

2. upon the issuance and delivery of the Shares, pursuant to awards of restricted stock, restricted stock unit awards, performance awards or other stock based awards granted under the Plan, in accordance with the terms of such awards and the Plan, and upon the Company’s receipt of lawful and adequate consideration therefor not less than the par value thereof, as determined by the Board of Directors of the Company and as specified in the documents governing such grants and the Plan, the Shares will be validly issued, fully paid, and nonassessable.

This is given for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Arnold & Porter LLP

ARNOLD & PORTER LLP